CERTIFICATE OF DESIGNATIONS, PREFERENCE AND RIGHTS
                               OF
         SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                  ($.00001 PAR VALUE PER SHARE)

                               of

                        SA HOLDINGS, INC.

                    _________________________

                Pursuant to Section 151(g) of the
                 General Corporation Law of the
                        State of Delaware

                    _________________________

          I, Jack W. Matz, Jr., Chief Executive Officer of SA
Holdings, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

          DO HEREBY CERTIFY:

          FIRST: The Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Corporation authorizes the issuance of 12,500,000 shares of preferred stock, $.00001 par value per share ("Preferred Stock"), in one or more series, and further authorizes the Board of Directors of the Corporation to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto.

          SECOND: A resolution providing for and in connection with the issuance of the Preferred Stock was duly adopted by the Board of Directors of the Corporation pursuant to authority conferred on the Board of Directors by the provisions of the Certificate of Incorporation as aforesaid, which resolution provides as follows:

          RESOLVED: that the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of SA Holdings, Inc. (the "Corporation"), hereby authorizes the issuance of a series of convertible preferred stock ("Convertible Preferred Stock") of the Corporation and hereby establishes the powers, designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as follows (the following, referred to hereinafter as "this resolution" or "this Certificate of Designations," is to be filed as part of a Certificate of Designations under Section 151(g) of the General Corporation Law of the State of Delaware):

          1.   General.

          (a) Designation and Number. The designation of Convertible Preferred Stock created by this resolution shall be Series A Cumulative Convertible Preferred Stock, $.00001 par value per share, of the Corporation (hereinafter referred to as the "Series A Preferred Stock"), and the number of shares of Series A Preferred Stock of the Corporation shall be authorized to issue shall be 250,000 shares.

          (b) Priority. The Series A Preferred Stock shall rank prior to the Common Stock (as hereinafter defined), and to all other capital stock of the Corporation (now or hereafter authorized or issued), other than the Series B Cumulative Convertible Preferred Stock of the Corporation (the "Series B Preferred Stock") with which it shall rank pari passu, in each case as to dividends or upon liquidation, dissolution or winding up.

          2.   Certain Definitions.

          (a) For purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

               (i) "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

               (ii) "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Securities Exchange Act.

               (iii)  "Common Shares" has the meaning set forth in
          Section 7(a) hereof.

               (iv) "Common Stock" means the Corporation's Common Stock, as presently authorized by the Certificate of Incorporation and as such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchanged (by way of reorganization, recapitalization, merger, consolidation or otherwise).

               (v) The phrase "current conversion price" has the meaning set forth in Section 7(h) hereof.

               (vi) "Event of Default" means (A) the failure by the Corporation to redeem shares of Series A Preferred Stock in accordance with the provisions of Section 6(a) or 6(b) hereof for any reason, and such failure in such redemption of such shares shall have continued for one hundred eighty (180) days or (B) the equivalent of one year's dividend payment son all outstanding shares of Series A Preferred Stock shall be accrued and unpaid, if funds are legally available for the payment therefor, and such failure has continued for sixty (60) days.

               (vii) "full cumulative dividends" means as of any date the amount of accumulated, accrued and unpaid dividends payable on shares of Series A Preferred Stock as provided by Section 4 hereof, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof.

               (viii) "Junior Preferred Stock" means capital stock (other than Common Stock) of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

               (ix) "Person" or "person" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

               (x) "Preferred Liquidation Value," has the meaning set forth in Section 5(a) hereof.

               (xi) "Purchase Agreements" means the separate Share Purchase Agreements dated as of July 31, 1995 between the Corporation and each of the original holders of shares of Series A Preferred Stock (as from time to time assigned, supplemented or amended or as the terms thereof may be waived, each in accordance with its terms).

               (xii) "Qualified Level of Public Trading" shall exist if, and only if, on the date of notice of the Corporation's election of its right to redeem the shares of Series A Preferred Stock pursuant to Section 6(b) hereof, (a) Common Shares are listed or admitted to trading on a national securities exchange or are traded on the National Association of Securities Dealers Inc., Automated Quotation System Level 1, National Market System ("National Market System") or in the over-the-counter market, and (b) either (i) the last reported sale price regular way for Common Shares on the principal national securities exchange on which Common Shares are listed or admitted to trading or, if Common Shares are not listed or admitted to trading on any national securities exchange, on the National Market Systems, or
          (ii) if Common Shares are listed or admitted to trading on neither any national securities exchange nor on the National Market System, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers Inc., Automated Quotation System Level I, or comparable system, shall (in the case of (i) or (ii)) have equalled or exceeded an amount per share equal to at least 250% of the then current conversion price for at least twenty (20) consecutive trading days.

               (xiii)  "Senior Credit Agreement" means the Term
          Credit Agreement between the Corporation and NorWest Bank Minnesota, National Association, dated as of July 31,
          1995.

               (xiv)  "Subsidiary" means any corporation,
          association or other entity of which more than 80% of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency or any pledge of shares) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the Corporation or one or more of its Subsidiaries, or both.

          (b) The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision.

          (c)  References herein to the Certificate of
Incorporation include such Certificate as amended by this Certificate of Designations.

          3.   Voting Rights.

          (a) Generally No Voting Rights. Except as otherwise provided specifically herein or by law, each share of Series A Preferred Stock shall have no voting rights. To the extent holders of shares of Series A Preferred Stock have the right to vote, each holder of shares of Series A Preferred Stock shall be entitled to that number of votes for each share of Series A Preferred Stock held by such holder equal to the number of Common Shares obtainable upon conversion of such share of Series A Preferred Stock pursuant to Section 7 hereof at the current conversion price on the record date for the vote which is being taken or, if no such record date is established, at the date such vote is taken or any written consent of stockholder is solicited.

          (b) Consent Required. So long as any shares of the Series A Preferred Stock remain outstanding, unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least fifty-one percent (51%) of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy either in writing (as may be permitted by law and the Certificate of Incorporation and By-laws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate the taking of any of the following actions by the Corporation:

               (i) create, authorize or issue any class or series of capital stock ranking prior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up;

               (ii) amend the Certificate of Incorporation of the Corporation, or in any other manner alter or change the powers, rights, privileges or preferences of the Series A Preferred Stock, if such amendment or action would adversely affect the powers, rights, privileges or preferences of the holders of the Series A Preferred Stock; except that the Corporation may amend the Certificate of Incorporation and/or the By-laws of the Corporation to increase the amount of shares of Common Stock or amend the terms of any Common Stock, or to create, authorize or issue shares of Junior Preferred Stock;

               (iii)  amend this Certificate of Designations; or

               (iv) approve and adopt any agreement, plan or proposal for the sale and other disposition of all or substantially all of the assets and rights of the Corporation other than in the ordinary course of business, or any agreement, plan or proposal for the consolidation, merger or dissolution of the Corporation (other than aa merger of a subsidiary of the Corporation into the Corporation in which the Corporation is the surviving corporation or any other merger in which the Corporation is the surviving corporation), or any agreement, plan or proposal for a share exchange which is submitted to a vote of the stockholders of the Corporation.

          (c) Additional Voting Rights. (i) So long as there are at least 100,000 shares of Series A Preferred Stock then outstanding (subject to adjustment after the date hereof for stock splits, combinations, etc.), upon the occurrence of an Event of Default, the holders of the Series A Preferred Stock shall be entitled to elect (as provided below) a number of directors to the Board of Directors of the Corporation equal to the number obtained by (x) multiplying the (A) a fraction, the numerator of which is the number of shares of Common Stock obtainable upon conversion of all of the shares of Series A Preferred Stock then outstanding and the denominator of which is the total number of shares of Common Stock (on a fully-diluted basis) then outstanding, by (B) the number of directors on the Board of Directors of the Corporation and then (y) rounding such number down to the nearest whole number (except for any number below the number 1, such number shall be rounded upwards to 1 and not downward to zero). The size of the Board of Directors of the Corporation shall be increased by such number as may be necessary to allow for directors elected by the holders of the Series A Preferred Stock. During the period (hereinafter in this Section 3(c) called the "Class Voting Period") commencing upon the occurrence of such Event of Default and ending at such time upon which no Event of Default shall continue, the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock, by the affirmative vote in person or by proxy at a special meeting of stockholders called for such purpose (or at any adjournment thereof) by holders of at least 25% of the then outstanding shares of Series A Preferred Stock or at any annual meeting of stockholders, or by written consent delivered to the Secretary of the Corporation, with the holders of such Series A Preferred Stock voting as a class and with each such share of Series A Preferred Stock having one vote, shall be entitled, as a class, to the exclusion of the holders of all other classes or series of capital stock of the Corporation, to elect such directors.

               (ii)  At any time when such voting right under this
          Section 3(c) shall have vested in the holders of shares of Series A Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of at least 25% of the holders of record of shares of the Series A Preferred Stock then outstanding, addressed to the Treasurer (or similar officer) of the Corporation, call a special meeting of holders of shares of the Series A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Treasurer (or similar officer) of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Treasurer (or similar officer) of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Treasurer (or similar officer) of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least 25% of the shares of Series A Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph or, if none, at a place designated by the person selected to call the meeting. Any holder of shares of Series A Preferred Stock then outstanding that would be entitled to vote as such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.

               (iii) Any director who shall have been elected by the holders of Series A Preferred Stock pursuant to this
          Section 3(c) may be removed at any time during a Class Voting Period, by the vote of the holders of at least fifty-one percent (51%) of all of the then outstanding shares of Series A Preferred Stock, voting as a separate class in person or by proxy at a special meeting of stockholders called for such purpose by holders of at least 25% of the outstanding shares of Series A Preferred Stock. Any director who shall have been elected by the holders of Series A Preferred Stock may not be removed at any time during a Class Voting Period without the consent of the holders of at least fifty-one percent (51%) of all of the outstanding shares of Series A Preferred Stock. any vacancy created by the removal, death or resignation of a director elected by the holders of Series A Preferred Stock may be filled during such Class Voting Period by the holders of at least fifty-one percent (51%) of all of the outstanding shares of Series A Preferred Stock by vote in person or by proxy at a special meeting of stockholders of the Corporation called for such purpose by holders of at least 25% of the outstanding shares of Series A Preferred Stock.

               (iv) During the Class Voting Period, other than to increase the size of the Board of Directors in accordance with clause (i) of this Section 3(c), the size of the Board of Directors of the Corporation shall not otherwise be changed without the vote of the holders of at least fifty-one percent (51%) of all of the then outstanding shares of Series A Preferred Stock, voting as a separate class.

               (v) At the end of the Class Voting Period, the holders of Series A Preferred Stock shall be automatically divested of all voting power vested in them under this Section 3(c) except as herein or by law expressly provided, subject always to the subsequent vesting hereunder of such voting power in the holders of Series A Preferred Stock upon the occurrence of any subsequent Event of Default. The term of any director elected pursuant to the provisions of this Section 3(c) shall in all size of the Board shall be reduced accordingly.

          4.   Dividend Rights.

          (a) General Dividend Obligations. The Corporation shall pay, when and as declared by the Corporation's Board of Directors, to the holders of the Series A Preferred Stock, out of the assets of the Corporation legally available therefor, stock dividends, payable in shares of Series A Preferred Stock (or at the election of the Corporation, in cash) (provided that upon liquidation or redemption, accrued and unpaid dividends will be paid in cash), at the times, in the amounts and with such priorities as are provided for in this Section 4. Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Senior Credit Agreement, no dividends may be paid in cash to holders of the Series A Preferred Stock so long as indebtedness is outstanding and unpaid under the Senior Credit Agreement.

          (b) Accrual Of Dividends. Dividends on each share of Series A Preferred Stock shall accrue cumulatively on a daily basis from and including the date of issuance of such share. The date on which the Corporation shall initially issue any shares of Series A Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series A Preferred Stock shall be made on the stock records maintained by or for the corporation and regardless of the number of certificates which may be issued to evidence such share of Series A Preferred Stock (whether by reason of transfer of such share of Series A Preferred Stock or for any other reason).

          (c) Dividend Rates. Dividends shall accrue cumulatively on each share of Series A Preferred Stock from the date of issuance at a rate per annum equal to $.072 per share of Series A Preferred Stock calculated on the basis of the actual number of days elapsed in a year. Dividends paid in shares of Series A Preferred Stock shall be paid assuming each share of Series A Preferred Stock used to so pay has a value of $9.00.

          (d) Payment Dates. Full cumulative dividends on the Series A Preferred Stock shall be payable annually, on the last day of July in each year (each, a "Dividend Payment Date"). The first Dividend Payment Date shall be July 31,1996. If any Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day.

An amount equal to the full cumulative dividends shall also be payable (in cash), in satisfaction of such dividend obligation, upon liquidation as provided under Section 5 hereof, and upon redemption as provided under Section 6 hereof.

          (e) Amounts Payable. The amount of dividends payable on Series A Preferred Stock on each Dividend Payment Date shall be the full cumulative dividends which are unpaid through and including such Dividend Payment Date. Dividends which are not paid for any reason whatsoever on a Dividend Payment Date shall cumulate until paid and shall be payable on the next Dividend Payment Date on which payment can lawfully be made (or upon liquidation or redemption as provided herein). Holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between the close of business on a dividend payment record date and the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefor, receive an amount equal to such dividend payment (consisting of all accumulated and unpaid dividends through and including the redemption date) on the date fixed for redemption. If for whatever reason all payments have not been made with respect to any share of Series A Preferred Stock as required by Section 5 on a distribution date or all payments have not been made with respect to any share of Series A Preferred Stock as required by Section 6 on a redemption date (other than because of a failure by the holder thereof to tender such shares for payment on such ate), then, notwithstanding any other provision hereof, dividends shall continue to accumulate on such outstanding shares until paid. Dividends paid by payment-in-kind shall not be paid in fractional shares (all such fractional shares being rounded down to the nearest whole number of shares); such dividends so rounded down shall be deemed paid in full).

          (f) Priority. So long as any shares of the Series A Preferred Stock are outstanding if an Event of Default has occurred and is continuing or if an Event of Default (as defined in the Senior Credit Agreement) has occurred and is continuing, (A) no dividends shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock (other than dividends paid in shares of Common Stock made to the holders of Common Stock), the Series A Preferred Stock (other than dividends paid in shares of the Series A Preferred Stock to the holders of the Series A Preferred Stock) or any Junior Preferred Stock, and (B) no capital stock of the Company (other than the Series A Preferred Stock) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation.

          5.   Liquidation Rights.

          (a) Priority. (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether from capital or surplus) shall be made to or set apart for the holders of Common Stock or any other shares of capital stock of the Corporation, the holders of the shares of Series A Preferred Stock shall be entitled to receive from the assets of the Corporation, whether represented by capital, surplus, reserves or earnings, payment in cash of an amount (the "Preferred Liquidation Value") equal to the greater of (i) $9.00 per share plus the value of accrued and unpaid dividends per share through the date thereof or (ii) the amount per share of Series A Preferred Stock that would have been payable had each such share been converted to Common Shares immediately prior to such event of liquidation, dissolution or winding-up pursuant to Section 7 hereof. If the assets distributable upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to permit payment to the holders of the shares of Series A Preferred Stock of the full preferential amounts as set forth in this Section 5(a), then such assets shall be distributed ratably among the shares of Series A Preferred Stock.

          (ii) If, in the event of any liquidation, dissolution or winding up of the Corporation, the Preferred Liquidation Value of the Series B Preferred Stock and the Preferred Liquidation Value of the Series A Preferred Stock are not paid in full, the respective holders of the Series B Preferred Stock and of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full Preferred Liquidation Value to which each such series of Preferred Stock is entitled.

          (b) Junior Stock. After payment shall have been made in full to the holders of Series A Preferred Stock as provided in this
Section 5 upon any liquidation, dissolution or winding up of the Corporation, the Common Stock and any other series or class or classes of stock of the Corporation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed upon such liquidation, dissolution or winding up, and the holders of Series A Preferred Stock shall not be entitled to share therein.

          (c) Notice of Liquidation. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given (not less than thirty (30) days prior to any payment date stated therein), to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the stock register of the Corporation.

          (d) Liquidation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, share of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

          6.   Redemption.

          (a) Mandatory Redemption. The Corporation shall redeem on July 31, 2000 all of the then outstanding shares of Series A Preferred Stock, in cash at a price per share (the "Mandatory Redemption Price") equal to the sum of (a) $9.00 plus (B) the value of accrued and unpaid dividends on such share through such date.

          (b) Special Optional Redemption. On or after July 31, 1997 (but not before), if there has been a Qualified Level of Public Trading as of the date of the notice provided for below, at the option of the Corporation, the Corporation may redeem all or part of the shares of Series A Preferred Stock then outstanding at a cash price per share equal to the sum of $9.00 plus the value of accrued and unpaid dividends on such share through the date set for redemption.

          Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Senior Credit Agreement, the Corporation may not redeem all or any part of the shares of Series A Preferred Stock pursuant to the preceding sentence so long as indebtedness is outstanding and unpaid under the Senior Credit Agreement.

          Such option under this Section 6(b) shall be exercised by written notice to the holders of Series A Preferred Stock given at any time not less than thirty (30) days and not more than sixty
(60) days prior to the date of such redemption.

          (c) Partial Redemption. In any such optional redemption by the Corporation, if all shares of Series A Preferred Stock are not being redeemed, then the number of shares of Series A Preferred Stock to be redeemed shall be allocated among all shares of Series A Preferred Stock so that the shares of Series A Preferred Stock are redeemed from such holders in proportion to the respective number of shares of Series A Preferred Stock held by each such holder (or in such other proportion as agreed by all such holders who accept the Corporation's offer).

          7.   Conversion.

          (a) General. Each holder of a share of Series A Preferred Stock shall have the right, at the option of such holder at any time to convert, upon the terms and provisions of this
Section 7, one or more shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock of the Corporation or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof (such shares, the "Common Shares"). Such conversion of shares of Series A Preferred Stock to Common Shares shall be made at a conversion rate of one share of Series A Preferred Stock for a number of Common Shares equal to (x) $9.00 plus the value of accrued and unpaid dividends on such shares divided by (y) the then current conversion price, as further described below. Every share of Series A Preferred Stock shall continue to be convertible, in whole or in part, even though the Corporation or a holder may have given notice of redemption with respect to such share of Series A Preferred Stock or any part thereof pursuant to Section 6 hereof, so long as such share of Series A Preferred Stock and the holder's election to convert shall have been delivered to the Corporation pursuant to Section 7(c) hereof prior to the date fixed for such redemption. The Common Shares issuable upon conversion of the shares of Series A Preferred Stock, when such Common Share shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable Common Shares held by the holders thereof.

          (b) Reference to "Conversion". For convenience, the conversion pursuant to this Section 7 of all or a part of the shares of Series A Preferred Stock into Common Shares is herein sometimes referred to as the "conversion" of the share sof Series A Preferred Stock.

          (c) Surrender, Election and Payment. Each share of Series A Preferred Stock may be converted by the holder thereof, in whole, or in part, during normal business hours on any Business Day by surrender of the share of Series A Preferred Stock, accompanied by written evidence of the holder's election to convert the preferred share of Series A Preferred Stock or portion thereof, to the Corporation at its office designated pursuant to Section 9 hereof (or, if such conversion is in connection with an underwritten public offering of Common Shares, at the location at which the underwriting agreement requires that such Common Shares (or shares of Series A Preferred Stock) be delivered). Payment of the conversion price for the Common Shares specified in such election shall be made by applying an aggregate number of shares of Series A Preferred Stock equal to the number obtained by dividing
(x) the number of Common Shares specified in such election by (y) the amount obtained by dividing (A) $9.00 by (B) the then current conversion price. Such holder shall thereupon be entitled to receive the number of Common Shares specified in such election (plus cash in lieu or any fractional share as provided in Section 7(j) hereof).

          (d) Effective Date. Each conversion of a shares of Series A Preferred Stock pursuant to Section 7(c) hereof shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such share of Series A Preferred Stock shall have been surrendered to the Corporation as provided in Section 7(c) hereof (except that if such conversion is in connection with an underwritten public offering of Common Shares, then such conversion shall be deemed to have been effected upon such surrender), and such conversion shall be at the current conversion price in effect at such time. On each such day that the conversion of a share of Series A Preferred Stock is deemed effected, the person or persons in whose name or names any certificate or certificates for Common Shares are issuable upon such conversion, as provided in Section 7(e) hereof, shall be deemed to have become the holder or holders of record of such Common Shares.

          (e) Share Certificates. As promptly as practicable after the conversion of a share of Series A Preferred Stock, in whole or in part, and in any event within five (5) Business Days thereafter (unless such conversion is in connection with an underwritten public offering of Common Shares, in which event concurrently with such conversion), the Corporation at its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct, a certificate or certificates for the number of Common Shares to which such holder shall be entitled upon such conversion on the effective date of such conversion plus cash in lieu of any fractional shares as provided in Section 7(j) hereof.

          (f) Acknowledgement of Obligation. The Corporation will, at the time of or at any time after each conversion of a share of Series A Preferred Stock, upon the request of the holder thereof or of any Common Shares issued upon such conversion, acknowledge in writing its continuing obligation to afford to such holder all rights, if any, to which such holder shall continue to be entitled; provided, that if any such holder shall fail to make any such request, the failure shall not affect the continuing obligations of the Corporation to afford such rights to such holder.

          (g) Payment of Dividends. Within five (5) Business Days after receipt of any share of Series A Preferred Stock and an election to convert all or a portion of such share of Series A Preferred Stock under Section 7(c) hereof, the Corporation will pay, out of funds legally available therefor, to the holder of such share of Series A Preferred Stock in shares of Series A preferred Stock, or at the option of the Company, in cash, an amount equal to full cumulative dividends accrued to the effective date of conversion of such shares of Series A Preferred Stock.

          (h) Current Conversion Price. The term "conversion price" shall mean initially $1.125 per Common Share, subject to adjustment. The term "current conversion price" as used herein shall mean the conversion price, as the same may be adjusted from time to time as hereinafter provided, in effect at any given time. In determining the current conversion price, the result shall be expressed to the nearest $0.01, but any such lesser amount shall be carried forward and shall be considered at the time of (and together with) the next subsequent adjustment which, together with any adjustments to be carried forward, shall amount of $0.01 per Common Share or more.

          (i) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of authorized but unissued the maximum number of shares of Common Stock into which all shares of Series A Preferred Stock from time to time outstanding are convertible, but shares of Common Stock held in the treasury of the Corporation may, in its discretion, be delivered upon any conversion of shares of Series A Preferred Stock.

          (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock, but, in lieu of any fraction of a Common Share which would otherwise be issuable in respect of the aggregate number of shares of Series A Preferred Stock surrendered by the holder thereof for conversion, the holder shall have the right to receive an amount in cash equal to the same fraction of the current market Price (as defined below) on the effective date of the conversion of such shares of Series A Preferred Stock. Dividends payable pursuant to
Section 7(g) above upon conversion of shares of Series A Preferred Stock which are paid by payment-in-kind shall be paid with cash in lieu of fractional shares to the extent of any fractional shares.

          8.   Adjustment to Conversion Price.

          The conversion price shall be adjusted, from time to time, as follows:

          (a) Adjustments for Stock Dividends, Recapitalizations, Etc. In case the Corporation shall, after August 1, 1995, (w) pay a stock dividend or make a distribution (on or in respect of its common Stock) in shares of its Common Stock (except there shall be no adjustment with respect to the payment by the Company of a stock dividend to holders of its Common Stock of the shares of Strategic Abstract & Title Corporation, a Texas corporation), (x) subdivide the outstanding shares of its Common Stock, (y) combine the outstanding shares of its Common Stock into a smaller number of shares, or (z) issue by reclassification of shares of its Common Stock, any shares of capital stock of the Corporation, then, in any such case, the current conversion price in effect immediately prior to such action shall be adjusted to a price such that if the holder of a share of Series A Preferred Stock were to convert such share of Series A Preferred Stock in full immediately after such action, such holder would be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action had such share of Series A Preferred Stock been converted immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such conversion price shall thereafter be subject to further adjustments under this Section 8. An adjustment made pursuant to this subsection (1) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (b) Adjustments for Issuances of Additional Stock. In case the Corporation shall at any time or from time to time after August 1, 1995 issue any additional shares of the Corporation's Common Stock ("Additional Common Stock"), for a consideration per share either (I) less than the then current conversion price immediately prior to the issuance of such Additional Common Stock, or (II) without consideration, then (in the case of either clause
(I) or (II)), and thereafter successively upon each such issuance, the current conversion price shall forthwith be reduced to a price equal to the price determined by multiplying such current conversion price by a fraction, of which

          (1)  the numerator shall be

          (i)  the number of shares of the Corporation's common
Stock outstanding when the then current conversion price became effective, plus

          (ii) the number of shares of the Corporation's Common Stock which the aggregate amount of consideration, if any, received by the Corporation upon all issuances of the Corporation's Common Stock since the current conversion price became effective (including the consideration, if any, received for such Additional Common Stock) would purchase at the then current conversion price per share, and

          (2)  the denominator shall be

          (i)  the number of share sof the Corporation's Common
Stock outstanding when the current conversion price became effective, plus

          (ii)  the number of shares of the Corporation's Common
Stock issued since the current conversion price became effective
(including the number of shares of such Additional Common Stock);

provided, however, that such adjustment shall be made only if such adjustment results in a current conversion price less than the current conversion price in effect immediately prior to the issuance of such Additional Common Stock. The Corporation may, but shall not be required to, make any adjustment of the current conversion price if the amount of such adjustment shall be less than one percent (1%) of the current conversion price immediately prior to such adjustment, but any adjustment that would otherwise be required then to be made which is not so made shall be carried forward and shall be made at the time of (and together with) the next subsequent adjustment which, together with any adjustments to carried forward, shall amount to not less than one percent (1%) of the current conversion price immediately prior to such adjustment.

          (c)  Certain Rules in Applying the Adjustment for
Additional Stock Issuances. For purposes of any adjustment as provided in Section 8(b) hereof, the following provisions shall also be applicable:

          (1) Cash Consideration. In case of the issuance of Additional Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the cash proceeds received by the Corporation for such Additional Common Stock after deducting any commissions or other expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with the issuance of such Additional Common Stock.

          (2) Non-Cash Consideration. In case of the issuance of Additional Common Stock for a consideration other than cash, or a consideration a part of which shall be other than cash, the amount of the consideration other than cash so received or to be received by the Corporation shall be deemed to be the value of such consideration at the time of its receipt by the Corporation as determined in good faith by the Board of Directors, except that where the non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Corporation (or where such obligations are otherwise converted into shares of the Corporation's Common Stock), the value of the non-cash consideration shall be deemed to be the principal amount of the obligations cancelled, surrendered, satisfied, exchanged or converted. If the Corporation receives consideration, part or all of which consists of publicly traded securities (i.e., in lieu of cash), the value of such non-cash consideration shall be the aggregate market value of such securities (based on the latest reported sale price regular way) as of the close of the day immediately preceding the date of their receipt by the Corporation.

          (3) Options, Warrants, Convertibles, Etc. In case of the issuance after the date hereof, whether by distribution or sale to holders of its Common Stock or to others, by the Corporation of (i) any security (other than the shares of Series A Preferred Stock) that is convertible into Common Stock, or (ii) any rights, options or warrants to purchase the Corporation's Common Stock, if inclusion thereof in calculating adjustments under this Section 8 would result in a current conversion price lower than if excluded, the Corporation shall be deemed to have issued, for the consideration described below, the number of shares of the Corporation's Common Stock into which such convertible security may be converted when first convertible, or the number of shares of the Corporation's Common stock deliverable upon the exercise of such rights, options or warrants when first exercisable, as the case may be (and such share shall be deemed to be Additional Common Stock for the purposes of
     Section 8(b) hereof). The consideration deemed to be received by the Corporation at the time of the issuance of such convertible securities or such rights, options or warrants shall be the consideration so received determined as provided in Section 8(c) (1) and (2) hereof plus (x) any consideration or adjustment payment to be received by the Corporation in connection with such conversion or, as applicable, (y) the aggregate price at which shares of the Corporation's Common Stock are to be delivered upon the exercise of such rights, options or warrants when first exercisable (or, if no price is specified and such shares are to be delivered at an option price related to the market value of the subject Common Stock, an aggregate option price bearing the same relation to the market value of the subject common Stock at the time such rights, options or warrants were granted). If, subsequently,
     (1) such number of shares into which such convertible security is convertible, or which are deliverable upon the exercise of such rights, options or warrants, is increased or (2) the conversion or exercise price of such convertible security, rights, options or warrants is decreased, then the calculations under the preceding two sentences (and any resulting adjustment to the current conversion price under
     Section 8(b) hereof) with respect to such convertible security, rights, options or warrants, as the case may be, shall be recalculated as of the time of such issuance but giving effect to such changes (but any such recalculation shall not result in the current conversion price being higher than that which would be calculated without regard to such issuance). On the expiration of termination of such rights, options or warrants, or rights to convert, the conversion price hereunder shall be readjusted (up or down as the case may be) to such current conversion price as would have been obtained had the adjustments made with respect to the issuance of such rights, options, warrants or convertible securities been made upon the basis of the delivery of only the number of shares of the Corporation's Common Stock actually delivered upon the exercise of such rights, options or warrants or upon the conversion of any such securities an dat the actual exercise or conversion prices (but any such recalculations shall not result in the current conversion price being higher than that which would be calculated without regard to such issuance).

          (4) Number of Shares Outstanding. The number of shares of the Corporation's Common Stock as at the time outstanding shall exclude all shares of the Corporation's Common stock then owned or held by or for the account of the Corporation but shall include the aggregate number of shares of the Corporation's Common Stock at the time deliverable in respect of the convertible securities, rights, options and warrants referred to in Section 8(c) (3) hereof; provided, that to the extent that such rights, options, warrants or conversion privileges are not exercised, such shares of the Corporation's Common Stock shall be deemed to be outstanding only until the expiration dates of the rights, warrants, options or conversion privileges or the prior cancellation thereof.


          (d) Exclusion from the Adjustment for Additional Stock Issuances. No adjustment of the current conversion price under
Section 8(b) hereof shall be made as a result of or in connection with the issuance of Common Shares (i) upon conversion of the shares of Series A Preferred Stock or Series B Preferred Stock (or the issuance of any shares of Series A Preferred Stock or Series B Preferred Stock under any Purchase Agreement) or (ii) upon exercise or conversion of the Warrants or the stock options granted to employees of the Corporation on or before July 31, 1995.

          (e) Accountants' Certification. Whenever the current conversion price is adjusted as provided in this Section 8, the Corporation will promptly obtain a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Corporation (who may be the regular auditors of the Corporation) setting forth the current conversion price as so adjusted, the computation of such adjustment and a brief statement of the facts accounting for such adjustment, and will mail to the holders of the shares of Series A Preferred Stock a copy of such certificate from such firm of independent public accountants.

          (f) Antidilution Adjustments Under other Securities. Without limiting any other rights available hereunder to the holders of shares of Series A Preferred Stock, if there is an antidilution adjustment (x) under any security which is convertible into Common Stock of the Corporation whether issued prior to or after the date hereof (except for the shares of Series A Preferred Stock) or (y) under any right, option or warrant to purchase Common Stock of the Corporation whether issued prior to or after the date hereof, which (in the case of clause (x) or (y)) results in a reduction in the exercise or purchase price with respect to such security, right, option or warrant to an amount less than the then current conversion price or results in an increase in the number of shares obtainable under such security, right, option or warrant which has an effect equivalent to lowering a conversion or exercise price to an amount less than the then current conversion price, then an adjustment shall be made under this Section 8(f) to the then current conversion price hereunder. Any such adjustment under this Section 8(f) shall be whichever of the following results in a lower current conversion price:

               (A) a reduction in the current conversion price equal to the percentage reduction in such exercise or purchase price with respect to such security, right, option or warrant, or

               (B) a reduction in the current conversion price which will result in the same percentage increase in the number of Common Shares available under this Section 8 as the percentage increase in the number of shares available under such security, right, option or warrant.

Any such adjustment under this Section 8(f) shall only be made if it would result in a lower current conversion price than that which would be determined pursuant to any other antidilution adjustment otherwise required under this Section 8 as a result of the event or circumstance which triggered the adjustment to the security, right, option or warrant described in clause (x) or (y) above (and if any such adjustment is so made under this Section 8(f), then such other antidilution adjustment otherwise required under this Section 8 shall not be made as a result of such event or circumstance).

          (g) Other Adjustments. In case any event shall occur as to which any of the provisions of this Section 8 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by the shares of Series
A Preferred Stock in accordance with the essential intent and principles of Sections 7 and 8 hereof, then, in each such case, the Corporation shall appoint a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Corporation (who may be the regular auditors of the Corporation), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 7 and 8 hereof, necessary to preserve, without dilution, the conversion rights represented by the shares of Series A Preferred Stock. Upon receipt of such opinion, the Corporation will promptly mail copies thereof to the holders of the shares of Series A Preferred Stock and shall make the adjustments described therein.

          (h) "Meaning of Issuance". References in this Agreement to "issuances" of stock by the Corporation include issuances by the Corporation of previously unissued shares and issuances or other transfers by the Corporation of treasury stock.

          (i) Consolidation or Merger. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporations' assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall made appropriate provision (in form and substance reasonably satisfactory to holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of the Series A Preferred Stock shall thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of such holder's Series A Preferred Stock had such Organic Change not taken place.

          In any such case, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to the holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding) with respect to such holders' rights and interest to insure that the provisions hereof shall thereafter be applicable to the Series A Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the conversion price to reflect the value for the Series A Preferred Stock reflected by the terms of such consideration, merger or sale, if the value so reflected would cause an increase to the conversion price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the Corporation purchasing such assets assumes by written instrument (which may be the agreement of consolidation, merger or sale), in form and substance reasonably satisfactory to the holders of Series A Preferred Stock representing a majority of the Series A Preferred Stock then outstanding, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          (j)  Notices.  In case at any time

          (i) the Corporation shall take any action which would require an adjustment in the current conversion price pursuant to Section 8(a) or 8(b); or

          (ii) there shall be any reorganization, reclassification or change of the Corporation's Common Stock (other than a change in par value or from par value to no par value or from no par value to par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the assets of the Corporation; or

          (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, in any one or more of such cases, the Corporation shall give written notice to the holders of the shares of Series A Preferred Stock, not less than ten (10) days before any record date or other date set for definitive action, of the date on which such action, distribution, reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of any such action (to the extent such effect may be known at the date of such notice) on the current conversion price and the kind and amount of the shares and other securities and property deliverable upon conversion of the shares of Series A Preferred Stock. Such notice shall also specify any date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, change, sale, transfer, lease, consolation, merger, dissolution, liquidation or winding-up, as the case may be.

          9. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), to the following addresses:

          (a)  if to the holder of a share of Series A Preferred
Stock, at the holder's address as set forth in the stock register of the Corporation, or at such other address as may have been furnished to the Corporation by the holder in writing; or

          (b)  if to the Corporation, at SA Holdings, Inc. 1912
Avenue K, Suite 100, Plano, TX 75074-5959 or at such other address as may have been furnished in writing by the Corporation to the holders of the shares of Series A Preferred Stock.

Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received, unless otherwise expressly specified or permitted by the terms hereof.

          IN WITNESS WHEREOF, SA Holdings, Inc. caused this
Certificate of Designations to be signed by its chief Executive
Officer this 31st day of July, 1995.

                              SA HOLDINGS, INC.


                              By ______________________________
                                 Jack W. Matz, Jr.
                                 Chief Executive Officer